Exhibit 10.15

September 28, 2009

Mr. Randy Melby

5802 W. Mercer Way

Mercer Island, WA 98040

Dear Mr. Melby:

On behalf of BankUnited, I am pleased to welcome you to our team of banking professionals.  This letter confirms our contingent offer to you and outlines the details of your new position.

•                  You will join BankUnited as Executive Vice President, Enterprise Risk Officer and your office will be in the Miami Lakes Operations Center.  You will report directly to John Kanas, Chairman and CEO.

•                  Your first day of employment will be on Monday, September 28, 2009.  Orientation will be conducted from 8:30 — 5:00 in the Human Resources office at 14820 Palmetto Frontage Road, Miami Lakes, FL 33016.

•                  You will receive an annual salary of $325,000.00.

•                  Our payroll dates are on the fifteenth and the last day of the month (should the fifteenth or the last day of the month fall on a weekend or holiday, you will receive your pay the previous business day).

•                  Subject to approval of the BU Financial Corporation Board of Directors, you are eligible on an annual basis for non qualified stock options with a target value of approximately $350,000 of BU Financial Corporation’s stock, at an exercise price equal to FMV of BU Financial Corporation common stock on the date of grant.  Option grants vest in three equal installments on each of the first three anniversaries of the grant date.  Any options granted for 2009 will be prorated based on your date of hire.

•                  You will also be eligible for participation in future annual stock option grant opportunities; such grants will be subject to management discretion.

•                  You will be eligible to participate in the BU Financial Corporation Bonus Plan.  Your target bonus opportunity is equal to $300,000.  Any bonus paid for 2009 will be prorated based on your date of hire.

•                  You will receive a rent subsidy of $2,000, less taxes, per month for a period of twelve (12) months.

•                  You will receive a car allowance of $1,000 per month.  You will be taxed on the portion of mileage that is for personal use.

•                  You will accrue twenty (20) vacation days annually. Vacation time accrues each pay period; your vacation accrual for the remainder of the 2009 calendar year will be six (6) days.  Eligibility to take paid time off begins after 90 days of employment.

We believe you will find that BankUnited is a great company to work for due to our strong team of banking professionals, innovative financial products and services and commitment to serving

Integrity • Respect • Talent • Teamwork • Quality • Achievement • Passion • Accountability • Service • Community

our customers.  BankUnited also offers a variety of important, valuable employee benefits, and quality of life programs.

We invite you to learn more about these programs by attending our New Hire Orientation session, which will be held on Monday, September 28 at the Miami Lakes Human Resources offices.

Current U.S. immigration laws require employers to verify eligibility for employment by completing the I-9 form, which requires employees to provide identification and evidence of work authorization. You must provide original evidence of identification and work authorization no later than your third day of employment. We would, however, appreciate it if you could bring these documents with you on your first day so that we may complete the I-9 form in its entirety. Attached you will find a list of acceptable documents to be used for both identification and work authorization purposes.

BankUnited offers excellent opportunities for a challenging and rewarding career and we look forward to working with you. We believe you will make an outstanding addition to the BankUnited team.

This offer is contingent upon (1) satisfactory background investigation, (2) proof of the right to work in accordance with U.S. immigration laws, (3) verification of information you have provided, and (4) confirmation that you are not bound by a non-compete, non-solicitation, and/or similar restriction that has not been disclosed.  This letter does not constitute a contract for employment.

Your employment with BankUnited will be on an “at-will” basis and may be terminated by either party with or without cause at any time.

To accept our offer for employment, please sign and date this letter and return it to me via fax at 305-231-6680; otherwise, this offer will expire five business days after the date of this letter.  Please bring the original offer letter with you on your first day.

If you have any questions or if I can be of further assistance, please do not hesitate to call me at 305-698-4396.

Sincerely,

EVP, Human Resources

cc: John Kanas

Agreed and accepted.

/s/ Randy Melby
Randy Melby (signature)

Date